Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 1st Quarter 2019

LOS ANGELES, CA — (BUSINESS WIRE) — May 9, 2019 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $277 thousand, or $0.01 per diluted share, for the first quarter of 2019, compared to a net loss of $84 thousand, or ($0.00) per diluted share, for the first quarter of 2018.

The higher earnings during the first quarter of 2019 compared to the first quarter of 2018 primarily resulted from an increase of $245 thousand in non-interest income as the Bank received a grant of $233 thousand from U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund.  In addition, during the first quarter of 2019, the Company’s reported income was enhanced by a loan loss provision recapture of $190 thousand and interest recoveries of $351 thousand due to the payoff of two non-accrual loans. There were no recaptures or recoveries recorded during the first quarter of 2018.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to announce that Broadway was profitable during the first quarter of 2019, despite a difficult interest rate environment that has continued to compress net interest margins for the banking industry.  Our team generated higher loan origination volumes during the first quarter compared to the first quarter of 2018, and we are continuing to modify the Bank’s mix of loans by reinvesting payoffs into originations of new multi-family loans and non-multi-family commercial real estate loans, including construction loans, which typically generate superior margins to those earned from the Bank’s prime single-family residential loans.”

“While adjusting our loan portfolio, we remain vigilant in maintaining the high quality of the Bank’s assets.  During the first quarter, the Bank decreased non-accrual loans to 0.21% of the Bank’s total loans at the end of March, compared to 0.25% at the end of 2018.  In addition, shortly after the end of the quarter we completed the sale of the Bank’s sole REO property, which will lower expenses moving forward.”

“I also wish to mention that on May 1st, the U.S. Treasury sold the remaining 2.7 million voting common shares that it owned in Broadway, which were the last remnants of the U.S. Treasury’s TARP investments in Broadway in 2008 and 2009.  These shares represented approximately 14.1% of our total voting shares and 9.7% of the Company’s total equity at March 31, 2019 and were sold to two purchasers in separate transactions.”

“Our dedicated team remains focused on Broadway’s mission, which includes addressing the unrelenting demand for affordable housing, particularly within the Bank’s target market of low to moderate income communities in Southern California.”

Net Interest Income

For the first quarter of 2019, net interest income was $2.8 million, which was substantially the same as the net interest income for the first quarter of 2018.  Average interest-earning assets increased by $11.0 million compared to the first quarter of the prior year, but this increase was offset by a decrease of 4 basis points in the net interest margin.

Interest income on loans receivable increased by $606 thousand to $4.1 million for the first quarter of 2019, from $3.5 million for the first quarter of 2018.  Higher interest income on loans receivable for the first quarter of 2019 resulted from an increase of $19.1 million in the average balance of loans receivable, which increased interest income by $195 thousand.  Additionally, the average yield on loans receivable during the first quarter of 2019 increased by 45 basis points compared to the first quarter of 2018, which increased interest income by $411 thousand, of which $351 thousand related to interest recoveries on payoffs of non-accrual loans during the first quarter of 2019.

Interest income on securities decreased by $11 thousand to $98 thousand for the first quarter of 2019, from $109 thousand for the first quarter of 2018, due to a decrease of $2.6 million in the average balance of securities offset by an increase of 15 basis points in the average yield on securities.

Other interest income increased by $20 thousand to $160 thousand for the first quarter of 2019, from $140 thousand for the first quarter of 2018.  The increase of $20 thousand in other interest income was due to an increase in interest earned on interest-bearing deposits in other banks, primarily reflecting an increase of 99 basis points in the average rate earned, offset by a lower average balance of $5.5 million for the first quarter of 2019 compared to the first quarter of 2018.   There was no change in dividends earned on FHLB stock during the first quarter of 2019 compared to the first quarter of 2018.

Interest expense on deposits increased by $396 thousand to $1.0 million for the first quarter of 2019, from $631 thousand for the first quarter of 2018.  The higher interest expense on deposits for the first quarter of 2019 primarily resulted from an increase of 55 basis points in the average cost of deposits, which increased interest expense by $381 thousand. The increase in the average cost of deposits primarily resulted from higher rates paid on certificates of deposit due to rising short term interest rates and competitive pricing pressures.

Interest expense on borrowings increased by $180 thousand to $533 thousand for the first quarter of 2019, from $353 thousand for the first quarter of 2018.  The higher interest expense on borrowings for the first quarter of 2019 primarily resulted from an increase of 62 basis points in the average cost of FHLB advances, which increased interest expense by $112 thousand, and an increase of $10.7 million in the average balance of FHLB advances, which increased interest expense by $54 thousand.  Additionally, the interest rate on the Company’s junior subordinated floating rate debentures increased by 110 basis points during the first quarter of 2019 compared to the first quarter of 2018, which resulted in additional interest expense of $14 thousand.

Loan Loss Provision Recapture

During the first quarter of 2019, the Bank recorded a loan loss provision recapture of $190 thousand. No recapture was recorded during the first quarter of 2018.  The loan loss provision recapture for the first quarter of 2019 primarily resulted from cash recoveries upon the full payoff of two partially charged off church loans.  The allowance for loan and lease losses (“ALLL”) requirements for new loan originations were provided by loan payoffs and improvement in historical loss factors.  At March 31, 2019, the ALLL was $2.9 million, or 0.80% of our gross loans receivable held for investment, compared to $2.9 million, or 0.82% of our gross loans receivable held for investment at December 31, 2018.  At March 31, 2019, the ALLL as a percentage of non-performing loans increased to 374.55% from 321.51% at the end of 2018 as the Bank decreased total non-performing loans by $129 thousand during the first quarter.

Non-interest Income

Non-interest income for the first quarter of 2019 totaled $376 thousand, compared to $131 thousand for the first quarter of 2018.  The increase in non-interest income of $245 thousand was primarily due to a grant of $233 thousand received from the CDFI Fund in the first quarter of 2019.

Non-interest Expense

Total non-interest expense was $3.1 million for the first quarter of 2019, compared to $3.0 million for the first quarter of 2018.  Overall, non-interest expense increased by $28 thousand, primarily reflecting an increase of $86 thousand in loan review expense, partially offset by a decrease of $32 thousand in the reserve for off balance sheet commitments, a decrease of $11 thousand in marketing expense, and a decrease of $15 thousand in other corporate expenses.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $42 thousand for the first quarter of 2019.  The Company’s effective income tax rate was 13.20% for the first quarter of 2019, due to the availability of low-income housing tax credits.  The Company had no valuation allowance on its deferred tax assets, which totaled $4.9 million and $5.0 million at March 31, 2019 and December 31, 2018, respectively.

Balance Sheet Summary

Total assets increased by $11.8 million to $421.2 million at March 31, 2019 from $409.4 million at December 31, 2018.  The increase in total assets primarily consisted of an increase of $9.4 million in loans receivable held for investment, an increase of $2.6 million in cash and cash equivalents partially offset by a decrease of $1.1 million in securities available-for-sale.

Loans held for investment, net of the allowance for loan losses, totaled $365.0 million at March 31, 2019, compared to $355.6 million at December 31, 2018.  During the first quarter of 2019, the Bank originated $18.0 million of multi-family loans and $1.1 million of commercial real estate loans for loans held for investment and transferred $1.1 million of multi-family loan from loans held for sale to loans held for investment.  No loans were originated for sale during the first quarter of 2019 or 2018.  Loan repayments during the first quarter of 2019 totaled $11.7 million, compared to $20.4 million during the first quarter of 2018.

The Bank contracted to sell its sole REO property during March of 2019, and escrow closed in April of 2019. The Bank recorded an additional valuation allowance of $13 thousand related to this REO property during the first quarter of 2019 to reduce the carrying value at March 31, 2019 to the net proceeds received from the sale of the property in April.

Deposits increased to $286.7 million at March 31, 2019 from $281.4 million at December 31, 2018, which consisted of an increase of $8.0 million in certificates of deposit (“CDs”), primarily in Certificate of Deposit Account Registry Service (“CDARS”) accounts, partially offset by a decrease of $2.8 million in liquid deposits.

Total borrowings at March 31, 2019 and December 31, 2018 consisted of advances to the Bank from the FHLB of $75.0 million and $70 million, respectively, and $5.1 million of subordinated floating rate debentures issued by the Company.

Stockholders’ equity was $49.0 million, or 11.62% of the Company’s total assets, at March 31, 2019, compared to $48.4 million, or 11.83% of the Company’s total assets, at December 31, 2018.  The Company’s book value was $1.76 and $1.77 per share as of March 31, 2019 and December 31, 2018, respectively.  During the first quarter of 2019, the Company issued 428,796 shares of restricted common stock to certain executive officers and employees.

At March 31, 2019, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 20.55%, and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 11.99%, compared to a Total Capital ratio of 20.48% and a Leverage ratio of 12.03% at December 31, 2018.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposit and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” “assumes,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs, and the negative thereof. These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, monetary and fiscal policy changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264 or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2019		December 31, 2018
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$19,225		$16,651
Securities available-for-sale, at fair value	14,517		14,722
Loans receivable held for sale	5,154		6,231
Loans receivable held for investment	367,944		358,485
Allowance for loan losses	(2,929)		(2,929)
Loans receivable held for investment, net of allowance	365,015		355,556
Total assets	421,163		409,397
Deposits	286,654		281,414
FHLB advances	75,000		70,000
Junior subordinated debentures	5,100		5,100
Total stockholders’ equity	48,951		48,436

Book value per share	$1.76		$1.77
Equity to total assets	11.62%		11.83%

Asset Quality Ratios:
Non-accrual loans to total loans	0.21%		0.25%
Non-performing assets to total assets	0.38%		0.43%
Allowance for loan losses to total gross loans	0.80%		0.82%
Allowance for loan losses to total delinquent loans	508.51%		2871.57%
Allowance for loan losses to non-performing loans	374.55%		321.51%

Non-Performing Assets:
Non-accrual loans	$782		$911
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	820		833
Total non-performing assets	$1,602		$1,744

	Three Months Ended March 31,
	2019		2018
Selected Operating Data and Ratios:
Interest income	$4,373		$3,758
Interest expense	1,560		984
Net interest income	2,813		2,774
Loan loss provision recapture	190		—
Net interest income after loan loss provision recapture	3,003		2,774
Non-interest income	376		131
Non-interest expense	(3,060)		(3,032)
Income (loss) before income taxes	319		(127)
Income tax expense (benefit)	42		(43)
Net income (loss)	$277		$(84)

Earnings per common share-diluted	$0.01		$—

Loan originations (1)	$19,472		$15,012
Loan purchase	$—		$—

Net recoveries to average loans	(0.20	)%(2)	(0.13	)%(2)
Return on average assets	0.26	%(2)	-0.08	%(2)
Return on average equity	2.28	%(2)	-0.70	%(2)
Net interest margin	2.75	%(2)	2.79	%(2)

(1)   Does not include net deferred origination costs.

(2)   Annualized